Exhibit 99

P R E S S   R E L E A S E

RELEASE DATE:	CONTACT:

March 17, 2010	Frank D. Martz
Group Senior Vice President
of Operations and Secretary
(724) 758-5584

ESB FINANCIAL CORPORATION ANNOUNCES CASH DIVIDEND

ESB Financial Corporation announced today that its Board of Directors at its meeting on March 16, 2010 declared a quarterly cash dividend of $.10 on the Common Stock of ESB Financial Corporation payable on April 23, 2010 to the stockholders of record at the close of business on March 31, 2010.

In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's results of operations for the year ended December 31, 2009.  The Company recognized earnings of $1.00 per diluted share on net income of $12.0 million for the year ended December 31, 2009. This announcement reflects the Company's policy of declaring a regular quarterly cash dividend. This quarterly cash dividend equates to an annual cash dividend of $.40 per share.

ESB Financial Corporation is the parent Holding Company of ESB Bank, and offers a wide variety of financial products and services through 24 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on the Nasdaq Stock Market under the symbol "ESBF".

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